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                                                                    EXHIBIT 10.5


                      Larry L. Enterline Employment Letter



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                                December 20, 2000


VIA FACSIMILE AND FEDERAL EXPRESS
Larry L. Enterline
1095 Secret Cove Drive
Sugar Hill, Georgia 30518

Dear Larry:

I am pleased to offer you the position of Chief Executive Officer of Personnel Group of America, Inc. Your starting date will be no later than January 8, 2001.

As has been discussed, this letter will set forth the terms which will govern your employment at Personnel Group of America, Inc.

         1. Annual Base Salary. You will receive a base salary at the rate of Four Hundred Thousand and no/100 Dollars ($400,000) per calendar year, payable in accordance with the Company's normal payroll procedures. Except for the initial year, your Annual Base Salary is subject to review as determined by the Board of Directors.

         2. Incentive Bonus Plan. Where the EPS Targets are met, you will receive 75% of your Annual Base Salary. If 100% of the EPS Targets are met and the Company also meets its Organic Growth Targets, an additional 25% of your annual salary is available. The Incentive Plan is capped each year at 200% of your annual salary. For calendar year 2001 you will receive at least a guaranteed minimum incentive bonus equal to 100% of Annual Base Salary, which bonus will be payable on February 1, 2002.

         3. Stock Options. You will receive a ten year option to purchased 700,000 shares of the common stock of Personnel Group of America, Inc. at the market price of such shares on the date of grant, 25% of which options shall vest on the one year anniversary of the date of grant, and an additional 25% of which options shall vest on each successive anniversary of the date of grant upon which you are employed by the Company, up to a maximum vesting of 100% of such options.

         4. Benefit Plans. You will be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs that Personnel Group of America, Inc. has available to senior executive employees of the Company from time to time, which programs and plans are subject to change at the Company's sole discretion. You will be entitled to reimbursement for normal and reasonable business expenses according to the Company's standard practices.

         5. Board Seat. You will be appointed to the Board of Directors effective on your date of employment and nominated for re-election each year thereafter during your term of employment.

         6. Company car allowance. You will receive a monthly car allowance of $800.00.

         7. Vacation. You will receive five weeks of vacation per year, which vacation shall not carry over to subsequent years.

         8. Termination of employment within first two years. If Personnel Group of America, Inc. terminates your employment within the first two years of employment, for any reason other than (i) fraud, misappropriation, embezzlement, or other acts of material misconduct against the Company or its affiliates; (ii) substantial and willful failure to perform specific and lawful directives of the Board, as reasonably determined by

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the Board; (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; or (iv) conviction or plea of guilty or nolo contendere to a felony, Personnel Group of America, Inc. will pay you an amount equal to one year of your Annual Base Salary, as if you were still employed by the Company.

         9. Change in Control. In the event your employment is terminated as a consequence of a "Change in Control" as defined below, you shall be entitled to receive (i) your Annual Base Salary as you would have received such amounts during the period commencing on the effective date of such termination and ending on the first anniversary thereof (the "Salary Continuation Period"), as if you were still employed hereunder during the Salary Continuation Period; and
(ii) if it is not previously been paid to you, any Bonus to which you had become entitled under the Bonus Plan prior to the effective date of such termination. In addition, all of your stock options with respect to the Company's stock shall become immediately and fully exercisable. During the Salary Continuation Period, and to the extent permitted by the Company's benefit plans, you and your spouse and dependents shall be entitled to continue to be covered by all group medical, health and accident insurance or other such health care arrangements in which you were a participant as of the date of such termination, at the same coverage level and on the same terms and conditions which applied immediately prior to the date of your termination of employment, until you obtain alternative comparable coverage under another group plan, which coverage does not contain any pre-existing condition exclusions or limitations. At the termination of the benefits coverage under the preceding sentence, you and your spouse and dependents shall be entitled to continuation coverage pursuant to Section
4980B of the Internal Revenue Code of 1986, as amended, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws.

         For purposes of this Agreement a "Change in Control" shall mean an event as a result of which: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company; (ii) the Company consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any corporation consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (x) voting stock of the surviving or transferee corporation or (y) cash, securities (whether or not including voting stock) or other property, and (B) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 50% of the voting power of the voting stock of the surviving corporation immediately after such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation, provided, however, that a Change in Control shall not include any going private or leveraged buy-out transaction (A) which is sponsored by you or (B) in which you acquire an equity interest materially in excess of your equity interest in the Company immediately prior to such transaction, or (C) after which you continue to be employed by the Company or its successor (each of the events described in (i), (ii), (iii) or (iv) above, as provided otherwise by the preceding clause being referred to herein as a "Change in Control").

         10. Relocation Expenses. In connection with your relocation to Charlotte, North Carolina, the Company agrees to reimburse you for your reasonable out of pocket temporary living expenses for up to eight (8) weeks. Additionally, the Company agrees to reimburse you for the cost of moving your household furnishings from Atlanta, Georgia to Charlotte, North Carolina.
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         11. Governing Law. Your employment agreement with Personnel Group of
America, Inc. shall be governed by and construed in accordance with the laws of the State of North Carolina.

         12. Other. Employment at Personnel Group of America, Inc. is at will which means that either you or Personnel Group of America, Inc. is free to terminate the employment relationship at any time, for any reason, with or without notice. Except as provided above in Paragraph 8, the Company has no obligation to make any payments to you upon termination of the employment relationship. This will also confirm that there are no agreements in effect which would prevent you from rendering exclusive service to Personnel Group of America, Inc.

Personnel Group of America, Inc. feels strongly that both you and it will benefit from our relationship and we sincerely hope you will accept our offer. If you wish to accept our offer, please sign this letter and return it to me.

I look forward to working with you.


Sincerely,

PERSONNEL GROUP OF AMERICA, INC.



 /s/ Kevin P. Egan
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By: Kevin P. Egan
Its: Chairman of the Board




Employment offer accepted by:



 /s/ Larry L. Enterline
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Larry L. Enterline

Date:_________________